Exhibit 10.3

THIS CONTRACTOR SERVICES AGREEMENT (“Agreement”) is made as of August 14, 2026

BETWEEN:

PROFOUND MEDICAL CORP.

(hereinafter referred to as the “Company”)

AND:

RASHED DEWAN

(hereinafter referred to as the “Contractor”)

WHEREAS the Contractor was previously employed by the Company;

WHEREAS the Contractor resigned from his employment with the Company, effective August 14, 2026 (the “Resignation Date”), pursuant to a Mutual Separation Agreement entered into on August 14, 2026;

WHEREAS the Contractor wishes to assist the Company with certain services as an independent contractor on a part-time non-exclusive basis;

AND WHEREAS the Company agrees to engage such services of the Contractor on the terms and conditions as set out in this Agreement.

NOW THEREFORE this Agreement witnesseth that, in consideration of the foregoing recitals and of the mutual promises, covenants and agreements hereinafter set forth, the sufficiency of which the parties hereto accept and acknowledge, the parties hereto hereby promise, covenant and agree each with the other as follows:

1.	RECITALS
1.1	The Company and the Contractor acknowledge and agree that the above recitals are true and form part of this Agreement.
2.	SERVICES
2.1

The Company hereby agrees to engage the Contractor upon the terms and conditions of this Agreement, and the Contractor hereby accepts such engagement and agrees to abide by the terms and conditions hereof.

2.2	The Contractor shall carry out the duties and services set out in Appendix “A” attached hereto (collectively, the “Services”).
2.3	The Services shall meet the reasonable quality standards of the Company.

2.4

The Contractor shall keep the Company apprised as to Contractor’s progress with respect to the Services on a regular basis and as requested by the Company. During the Term, the Contractor will report to the Chair of the Company’s Human Resources and Corporate Governance Committee (currently, Arthur Rosenthal), or such other representative authorized by the Board.

3.	TERM
3.1

The term of this Agreement shall commence on August 17, 2026 (the “Effective Date”), and shall continue until November 25, 2026 (the “Term”), subject to earlier termination as provided in Section 7 hereof.

4.	REMUNERATION
4.1

In consideration for the satisfactory provision of the Services, the Contractor shall receive an hourly consulting fee (the “Base Remuneration”) of $200 CAD / hour, inclusive of applicable tax, subject to the receipt by the Company of satisfactory invoices as required by Section 4.2.

4.2

The Contractor shall keep accurate and detailed records of the hours worked for the Company and will invoice the Company at the end of each month during the Term. As soon as practicable following timely receipt of any such invoice and any reasonably necessary supporting documentation as requested by the Company, the Company agrees to make appropriate payment of the applicable Base Remuneration to the Contractor.

4.3

As of the Resignation Date, the Contractor held unvested restricted share units (the “RSUs”) granted pursuant to the Company’s Amended and Restated Long Term Incentive Plan (the “LTIP”). Conditional upon the Contractor providing the Services in accordance with the terms of this Agreement and remaining continuously engaged by the Company hereunder through the expiration of the Term, the Company shall permit 20,000 RSUs to continue vesting through to the last day of the Term at which time vesting will immediately cease and all unvested RSUs shall Expire (as defined in the LTIP) (the “RSU Vesting”). Except as expressly provided herein, the RSUs shall remain subject to all terms and conditions of the LTIP and the applicable grant agreement.

5.	CONFIDENTIAL INFORMATION
5.1

During and after the Term, the Contractor shall keep secret and retain in strictest confidence and shall not use for the benefit of the Contractor or others, except (a) with the Company’s advance written consent, or (b) in the proper course of providing Services hereunder (only for the benefit of the Company), honestly, in good faith and with a view to the best interests of the Company, the following: all confidential matters of the Company, including, without limitation, “know-how”, secrets, operational methods, marketing plans or strategies, product development techniques or plans, divestiture plans, business acquisition plans, new personnel acquisition plans, technical processes, designs and designed projects, inventions and research projects, strategic and divestiture plans, clients or prospective clients and other affairs of the Company learned by the Contractor at any time. The foregoing includes any information received from the Company prior to the Term, but the prohibition shall not apply to any matters: (x) which are generally known and have been publicly disclosed at the time of such use or disclosure (otherwise than by the Consultant’s disclosure), or (z) in which disclosure is required to be made by any law, regulation, governmental body or authority or by court order.

The Contractor acknowledges and agrees that the obligations under this Section 5.1 are to remain in effect during the Term and for a period of twenty four (24) months following the last day of the Term. The Contractor further acknowledges that the obligations contained in this Section 5.1 are not in substitution for any obligations that the Consultant may now or hereafter owe to the Company and that exist apart from this Section 5.1 and do not replace any rights of the Company with respect to any such obligations.

5.2

All memoranda, notes, lists, records and other documents (and all copies thereof), including but not limited to such items stored in computer memories, on microfiche, disks or tapes or by any other means, made or compiled by or on behalf of the Contractor or made available to the Company during the Term, concerning, without limitation, the business of the Company or any of its clients are and shall at all times be the property of the Company or its clients, as applicable, and shall be delivered to the Company or to its client, as applicable, by the Consultant promptly upon the termination of this Agreement (for any reason), or at any other time, on request of the Company.

6.	DEVOTION OF TIME
6.1	During the Term, the Contractor shall be available on an as-needed basis to provide the Services at the Company’s request.
6.2

The parties hereto agree that the Contractor may provide services to other entities or persons provided that such other services do not adversely affect the Contractor’s ability to provide the Services and otherwise fulfill the Contractor’s obligations hereunder.

7.	TERMINATION OF AGREEMENT
7.1

This Agreement will automatically terminate upon conclusion of the Term, without any obligation on the Company beyond the provision of any Base Remuneration properly accrued under Section 4 to the date of termination and the RSU Vesting.

7.2	This Agreement may be terminated prior to conclusion of the Term as follows:
(a)

by the Contractor, at any time, by providing one (1) week prior notice of termination to the Company, which notice may be waived, in whole or in part, by the Company, without further obligation to the Contractor beyond any Base Remuneration properly accrued under Section 4 to the date of termination; or

(b)

by the Company, immediately without advance notice of termination or compensation beyond the provision of any Base Remuneration properly accrued under Section 4 to the date of termination, in the event of a material breach by the Contractor of any provision of this Agreement or any of his obligations owed to the Company.

(c)

Without limiting the generality of the foregoing, the Contractor acknowledges that upon the expiration of the Term or any termination by the Company of this Agreement, the Contractor shall not be entitled to any additional notice or payment in lieu of notice for loss of office or any similar compensation.

8.	RELATIONSHIP
8.1

The Contractor and Company acknowledge and agree that: (a) the relationship of the Contractor to the Company is that of independent contractor; (b) the Contractor is not an employee of the Company; and (c) nothing in this Agreement shall be so construed.

8.2	The Contractor expressly agrees and represents that they will not hold themselves out as an employee of the Company or its agent.
8.3

The Contractor will calculate, withhold and remit all taxes and statutorily required payments including, without limitation, income taxes, employment insurance contributions, pension plan contributions, harmonized sales tax remittances, workers’ compensation insurance payments, employer health tax, and any similar or other taxes, amounts or other expenses, in any applicable jurisdiction, owing as a result of its receipt of the Base Remuneration. Since the Contractor is retained under this Agreement as an independent contractor, the Contractor acknowledges and agrees that the Company will not deduct or remit any amounts on account of income taxes or any other statutory deduction in respect of any monies paid by the Company to the Contractor.

9.	NO AUTHORITY TO BIND THE COMPANY
9.1	The Contractor shall have no authority to act as agent of the Company, or to bind the Company to perform any obligations to any third party.
10.	REMEDIES
10.1

The Contractor acknowledges that a breach or threatened breach by the Contractor of any provision in Sections 5, 8 and/or 9 may result in the Company and its shareholders suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Contractor agrees that the Company shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Company may become entitled.

11.	MISCELLANEOUS
11.1	This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement.
11.2	This Agreement shall not be assignable by the Company or the Contractor.

11.3	This Agreement will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and will be treated in all respects as an Ontario contract.
11.4

This Agreement may be signed by the parties in counterparts, both of which together shall form one and the same instrument and each of which so signed shall be deemed to be an original. This Agreement may be delivered by email or other electronic transmission.

11.5

The Contractor hereby declares, acknowledges and agrees that they have been advised by the Company to obtain, and has in fact obtained or waived, such independent legal, tax and other advice as the Contractor has deemed to be necessary or advisable in connection herewith and waives any claim which the Contractor may now or in the future have with respect to this Agreement or the subject matter hereof based in any way on the absence of, lack of access to or shortness of time available to rely on such advice.

[Signature page follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date herein before set forth.

PROFOUND MEDICAL CORP.	RASHED DEWAN
by its authorized signatory:

/s/ Arun Menawat	/s/ Rashed Dewan
Name:	Name:

August 14, 2026	August 14, 2026
Date:	Date